EXHIBIT 10.62

SEPARATION AGREEMENT AND RELEASE AND WAIVER

This Separation Agreement and Release and Waiver (“Agreement”) is entered into by and between American Midstream GP, LLC (“American Midstream”) and Michael D. Suder (“Suder”) and effective November 21, 2016. Suder and American Midstream are also referred to in this Agreement individually as a “Party” or collectively as “Parties”.
1.    Background. Suder served as the President and Chief Executive Officer of American Midstream’s wholly owned subsidiary Blackwater Midstream Holdings LLC and its affiliates (“Blackwater”). Suder resigned his position by agreement, effective November 21, 2016 (“Date of Termination”). Suder has an Employment Agreement with American Midstream dated effective December 17, 2013, as modified and amended on November 4, 2015, and March 7, 2016 (collectively “EA”) all attached as Exhibit 1 to this Agreement. The Parties agree to Suder’s resignation and to fully compromise any disagreements and fully settle all matters between them, including Suder’s employment, as set forth below.
2.    Consideration. American Midstream agrees:

a.	That it will pay Suder severance pay, consisting of money that American Midstream is not obligated to pay Suder, less applicable taxes and other withholdings, as follows:

i.	$300,000 to be paid in bi-weekly installments for 52 weeks pursuant to American Midstream’s payroll schedule with the first payment to be December 2, 2016.

ii.
During the 12-month period following the Date of Termination, to the extent that Suder (and his eligible dependents as of the Date of Termination) are eligible for and elect continuation (COBRA) coverage under any medical, vision and dental benefit plans (excluding disability insurance) maintained by American Midstream under which Suder was covered immediately prior to the Date of Termination, American Midstream agrees to pay the benefit administrator on behalf of Suder a taxable amount equal to the amount (if any) that American midstream contributes towards the cost of coverage for a similarly situated active employee. Such amount may be taxable to Suder, and will be paid monthly through the 12 month anniversary of the Date of Termination.

b.
Suder agrees that American Midstream has paid him all of the compensation it owed him under his EA and any amendments or related documents, and that it does not owe him the above monetary consideration unless he executes this Agreement. He further agrees that the above consideration represents the complete satisfaction and compromise of all disputes or potential disputes between him and American Midstream.

c.
Suder agrees that should he breach this Agreement or any of the provisions of the EA that are referenced in Paragraph 5 below, he will not be entitled to the consideration referenced in (a)(i) and (a)(ii) above other than the first of the 52 weeks payments referenced in (a)(i). In the event American Midstream has made additional payments to Suder prior to his breach, he agrees that he must repay those additional payments immediately, and agrees to judgment against him for that amount, plus attorneys’ fees incurred by American Midstream in addressing Suder’s breach. After Suder’s breach, or suspected breach, American Midstream has the right to cease all payments referenced in (a)(i) and (ii) above to Suder that it has not already paid, other than the first of the 52 weeks payments.

3.    Release of Claims by Suder. Suder, for himself and his family, heirs, executors and administrators, fully and finally waives, discharges and unconditionally and irrevocably releases American Midstream 1, from any and all claims and rights of any kind (including, without limitation, causes of action for costs, compensatory damages, liquidated damages, exemplary and punitive damages, and injunctive relief) that Suder may have, whether now known or unknown, suspected or unsuspected, including, but not limited to, claims arising out of or in any way connected with Suder’s employment with and/or termination of his employment from American Midstream.

The claims and rights Suder releases include, but are not limited to: (a) claims for breach of contract, defamation, tortious interference with contract, “wrongful termination,” and all other common law claim; (b) all Federal statutory claims, such as claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act (including claims for retaliation), the Older Workers Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act; and all claims under the statutory law of any State, including Louisiana, Texas, and Colorado, for example; and (c) all other claims that Suder could bring due to his employment, his termination of employment, or for any other reason.

EXHIBIT 10.62

1 This release of American Midstream includes all of its parents and all subsidiary, affiliate, or related companies, past, current and future insurers, principals, owners, directors, officers, employees, attorneys and agents, and the trustees and administrators (past, present, and future) of American Midstream’s ERISA and/or other benefit plans, where applicable, and the heirs and assigns of each of the aforementioned individuals or entities, in their personal, individual, official and/or corporate capacities (referred to in this Agreement as “American Midstream”).

5.    Abrogation of Suder’s Employment Agreement Except Post-Employment Restrictions. Suder agrees that this Agreement abrogates all provisions of his EA, except for the post-employment restrictions and other restrictions/provisions set forth below. Suder also agrees that the provisions set forth below remain independently enforceable, and are also incorporated into this Agreement by reference. He specifically reiterates his agreement to honor the restrictions identified below, as follows:

a.	The definition of “confidential information” in Paragraph 1.6;

b.	The definition of “work product” in Paragraph 1.10;

c.	The provisions of Article VI Protection of the Company’s Confidential Information;

d.	The provisions of Article VII Non-Competition Agreement;

e.	The provisions of Article VIII Statements Concerning the Company;

f.	The following provisions of Article IX Miscellaneous:

i.	9.3 Litigation;

ii.	9.4 Dispute Resolution;

6.    Representations and Warranties (including acknowledgment of knowing and voluntary release of Age Discrimination Claims under Age Discrimination in Employment Act and Older Workers Benefit Protection Act). Suder represents and warrants that: (a) he is represented by, or has been advised by the Company to retain, counsel of his choosing with respect to this Agreement; (b) he has not been induced to enter this Agreement by a statement, action or representation of any kind or character made by the persons or entities released under this Agreement or any person or persons representing them, other than those expressly made in this Agreement; (c) he is legally competent to execute this Agreement; (d) this Agreement, including his release and waiver of claims under the Age Discrimination in Employment Act as amended and the Older Workers Benefit Protection Act, is written in a manner that he understands; (e) he has carefully read and understands the terms, conditions and effect of this Agreement, and has executed it freely, knowingly, voluntarily, and without duress; (e) he is fully and completely informed of the facts relating to the subject matter of this Agreement, that the claims being compromised are disputed, and enters into this Agreement knowingly and voluntarily after having given careful and mature consideration of the making of this Agreement; (f) he fully understands and intends that this Agreement is a full, final and complete resolution of all matters described herein, and fully understands and agrees that he is waiving any and all rights or claims, if any, that he may have arising under the Age Discrimination in Employment Act as amended and the Older Workers Benefit Protection Act, which have arisen on or before the date of execution of this Agreement; and (g) he has actual authority to execute this Agreement. Suder represents and warrants that, once American Midstream has made all of the payments required by this Agreement, it will have paid him all compensation owed to him.

7.    Suder’s Acknowledgement. The Parties acknowledge that Suder’s status as an employee of American Midstream ceased as of November 21, 2016, and that Suder will thereafter not be eligible to participate in any pension, profit-sharing, cafeteria or other employee-benefit plan provided by American Midstream for the benefit of its employees. Provided, however, that any rights which Suder may have under or pursuant to any pension or profit sharing plan maintained by American Midstream will be determined under the terms and conditions of such plan(s) consistent with the termination of Suder’s status as an employee of American Midstream.

8.    Cooperation. Suder agrees to cooperate with American Midstream in transitioning his job duties to whomever American Midstream designates. He further agrees to cooperate with American Midstream in locating and providing information regarding any issue about which Suder has knowledge. He agrees that he will provide truthful testimony at trial and in depositions, if needed, regarding any claims filed against American Midstream by any person or entity which are based on factual allegations about which Suder has knowledge. In such a situation, American Midstream will reimburse Suder any travel expenses. Suder further agrees that he will not re-enter any premises of American Midstream, or have anyone else access such premises on his behalf and will promptly return any American Midstream property or information (including any information that Suder has on his personal computer or in his personal email account which he acknowledges that he used or American Midstream business and thus has American Midstream information on his personal computer and in his personal email).

9.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties. This Agreement supersedes any and all prior agreements, negotiations, promises, arrangements or understandings between the Parties relating to the claims released pursuant to this Agreement or any matters related thereto.

EXHIBIT 10.62

10.    Twenty-One Day Period. Suder acknowledges that he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement and, if Suder should execute it prior to the expiration of the twenty-one day consideration period, knowingly waives his right to consider this Agreement for twenty-one days.

11.     Seven-Day Revocation Period. Suder acknowledges that he may, for a period of seven (7) days following the execution of this Agreement, revoke his acceptance of it. This revocation must be done in writing and delivered to Scott McLaughlin, of Jackson Walker, L.L.P., 1401 McKinney Street, Suite 1900, Houston, Texas 77010, (713) 752-4301 (telephone), (713) 754-6701 (facsimile), before the close of business on the seventh day after execution. This Agreement will not become effective until the expiration of this seven-day revocation period.
12.    Confidentiality. The Parties agree that this Agreement will remain confidential. Neither party will share the terms of this Agreement, or this Agreement, with any other person or entity, other than (a) lawyers and internal and external personnel with a need to know, (b) as required by law, and in the case of (b), the disclosing party will give 10 days’ notice to the other party. Further, the parties are prohibited from using this Agreement in any litigation, whether between them or otherwise, except by using it as a sealed exhibit, and neither party will disclose the terms of this Agreement in any litigation, unless compelled by a court of competent jurisdiction.
13.    Agreement Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same agreement.

14.    Amendment, Waiver and Assignment. This Agreement may be amended only by a writing signed by the Parties. Failure on the part of either Party to complain of any action or inaction on the part of the other, no matter how long the same may continue, will never be deemed to be a waiver by such Party of any of its rights herein. Further, the Parties agree that no waiver at any time of any provisions of this Agreement will be construed as a waiver of any other provisions herein, and that a waiver at any time of any provisions herein will not be construed as a waiver at any subsequent time of the same provisions. This Agreement will be binding upon each Party and its and his heirs, administrators, representatives, executors, successors and assigns.
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I have read each and every paragraph of this Agreement, I have been advised to consult with my attorney, I understand my respective rights and obligations and I am signing this Agreement after having had a reasonable period to consider it.
I further acknowledge that I understand the above Agreement includes the release of all claims arising from my employment with American Midstream. I understand that I am waiving unknown claims resulting from my employment with and termination from American Midstream and I am doing so intentionally.

MICHAEL D. SUDER

By:	/s/ Michael D. Suder	11/27/2016
	Michael D. Suder	Date

AMERICAN MIDSTREAM GP, LLC

By:	/s/ Lynn L. Bourdon III	11/28/2016
	Lynn L. Bourdon III	Date
Its:	President and CEO